UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

AMENDMENT NO. 1 TO PROXY STATEMENT DATED MARCH 23, 2018
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
MAY 3, 2018

March 30, 2018

This Amendment No. 1 amends the definitive proxy statement dated March 23, 2018 filed in connection with the 2018 Annual Meeting of Shareholders of Bemis Company, Inc. (the “Company”) to be held at the Company’s corporate offices located at 2301 Industrial Drive, Neenah, Wisconsin. The meeting will be held on Thursday, May 3, 2018, at 9:00 a.m., Central Daylight Time.

EXPLANATORY NOTE

This Amendment No. 1 corrects the number of shares outstanding on the record date.

We incorrectly disclosed the number of shares of our Common Stock outstanding and entitled to vote as of the record date in the section of our proxy statement entitled “Important Information about the Annual Meeting and Voting Your Shares” under the question “Who is entitled to vote at the meeting?”.

The correct number of shares of our Common Stock outstanding at the close of business on the record date and entitled to vote at the meeting is 90,975,529 (versus 91,950,468 as originally reported). Accordingly, the correct answer to the following question on page 44 of the proxy statement is as follows:

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 6, 2018, will be entitled to vote at the meeting. As of that date, we had outstanding 90,975,529 shares of Common Stock. Each share entitles the shareholder of record to one vote. Cumulative voting is not permitted. See the Admission Policy in this proxy statement for instructions on obtaining a ticket to attend the meeting.

Except for the correction discussed above, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the original filing of the proxy statement.